Exhibit 2.1

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This Membership Interest Purchase Agreement (this “Agreement”), dated as of October 30, 2024, is entered into by and among (i) Maddox Industries, LLC, a Puerto Rico limited liability company (the “Company”), (ii) Jason Maddox, as the sole member of the Company and (the “Seller”), and (iii) Envirotech Vehicles, Inc., a Delaware corporation (the “Buyer”). The Company, the Seller and the Buyer are each referred to herein as a “Party” and collectively at the “Parties.”

Recitals

WHEREAS, the Seller is the record and beneficial owner of all of the issued and outstanding membership interests in the Company (the “Membership Interests”);

WHEREAS, the Seller wishes to sell to Buyer, and Buyer wishes to purchase from the Seller, the Membership Interests subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I
DEFINITIONS

Section 1.01    Defined Terms. The following terms have the meanings specified or referred to in this ARTICLE I:

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New York City are authorized or required by Law to be closed for business.

“Buyer Disclosure Schedules” means the Disclosure Schedules delivered by Buyer concurrently with the execution and delivery of this Agreement.

“Buyer Material Adverse Effect” means any event, occurrence, fact, condition or change that is materially adverse to the ability of Buyer to consummate the transactions contemplated hereby; provided, however, that “Buyer Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Buyer operates; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof, or national or international political or social conditions or any force majeure events in any country or region in the world; (v) any action required by this Agreement; (vi) any changes in applicable Laws or accounting rules (including GAAP) or the enforcement, implementation or interpretation thereof; (vii) the announcement, pendency or completion of the transactions contemplated by this Agreement; (viii) any natural or man-made disaster, weather conditions, floods, earthquakes or acts of God; (ix) any epidemics, pandemics, disease outbreaks, or other public health emergencies, in each case, whether or not occurring or commenced before or after the date of this Agreement; or (x) any failure by the Buyer to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded).

“CARES Act” means the Coronavirus Aid, Relief and Economic Security Act of 2020.

“Closing Receivables” means all Receivables from any Existing Customer outstanding as of the Closing.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Disclosure Schedules” means the Disclosure Schedules delivered by the Seller concurrently with the execution and delivery of this Agreement.

“Company Intellectual Property” means all Intellectual Property that is owned by the Company.

“Company Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of the Company, or (b) the ability of Seller or the Company to consummate the transactions contemplated hereby on a timely basis; provided, however, that “Company Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Company operates; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof, or national or international political or social conditions or any force majeure events in any country or region in the world; (v) any action required by this Agreement; (vi) any changes in applicable Laws or accounting rules (including GAAP) or the enforcement, implementation or interpretation thereof; (vii) the announcement, pendency or completion of the transactions contemplated by this Agreement; (viii) any natural or man-made disaster, weather conditions, floods, earthquakes or acts of God; (ix) any epidemics, pandemics, disease outbreaks, or other public health emergencies, in each case, whether or not occurring or commenced before or after the date of this Agreement; or (x) any failure by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded); provided, however, that any event, occurrence, fact, condition or change referred to in clauses (i) through (iv), (vi), (viii), and (ix) above may be taken into account in determining whether a “Company Material Adverse Effect” has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Company compared to other companies that operate in the industries in which the Company operates.

“Contract” means any legally binding contract, sublicense, assignment, indenture, lease, sublease, promise, evidence of indebtedness, security agreement, purchase order, sales order, offer to sell, option, right of first refusal, letter of credit, license, obligation, or other agreement or arrangement.

“Dollars or $” means the lawful currency of the United States.

“Drop Dead Date” means December 31, 2024.

“Employees” means those Persons employed by the Company immediately prior to the Closing.

“Encumbrance” means any lien, pledge, mortgage, deed of trust, security interest, charge, claim, equitable interest, condition, option, right of way, right of first refusal, easement, encroachment or other similar encumbrance.

“Environmental Claim” means any Action by any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification, and injunctive relief) arising out of, based on or resulting from: (a) the presence of, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any applicable Law in effect as of the date of this Agreement, and any Governmental Order or binding agreement with any Governmental Authority in effect as of the date of this Agreement: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient or indoor air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal, or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act of 1910, as amended, 7 U.S.C. §§ 136 et seq.; the Oil Pollution Act of 1990, as amended, 33 U.S.C. §§§ 2701 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means any Person that at any relevant time is or was treated as a “single employer” with the Company under Section of 414(b), (c), (m), or (o) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Existing Customer” means each existing customer of the Company from whom the Company has originated Receivables prior to the Closing.

“Fraud” means common law fraud under the Law of the State of Delaware.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination, or award entered by or with any Governmental Authority.

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or man-made, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Intellectual Property” means any and all of the following arising pursuant to the Laws of any jurisdiction throughout the world: (a) trademarks, service marks, trade names, and similar indicia of source or origin, all registrations and applications for registration thereof, and the goodwill connected with the use of and symbolized by the foregoing; (b) copyrights and all registrations and applications for registration thereof; (c) trade secrets and know-how; (d) patents and patent applications; (e) internet domain name registrations; and (f) other intellectual property and related proprietary rights.

“Interest” means, with respect to any Person, (a) capital stock, membership interests, partnership interests, other equity interests, rights to profits or revenue and any other similar interest of such Person, (b) any security or other interest convertible into or exchangeable or exercisable for any of the foregoing, and (c) any right (contingent or otherwise) to acquire any of the foregoing.

“IRS” means the U.S. Internal Revenue Service.

“Law” means any Governmental or any federal, state, county, municipal, provincial, local, foreign, national, multinational, supranational or international law (statutory, common or otherwise), statute, ordinance, regulation, rule, code, order, constitution, convention, treaty, common law, judgment, decree, Permit or other requirement or rule of law of any Governmental Authority.

“Losses” means any losses, claims, damages, deficiency, liability, Tax, liabilities, costs or expenses, whether or not arising out of third-party claims or a claim solely between the Parties to enforce the provisions of this Agreement (including interest, penalties, reasonable attorneys’ fees and expenses and all amounts paid in investigation, defense or settlement of any of the foregoing or any Action and the enforcement of any rights hereunder); provided that “Losses” shall not include punitive or exemplary damages (except as finally awarded to a third-party in connection with a Third-Party Claim).

“Maddox Defense” is Maddox Defense Inc, a California corporation wholly owned by the Seller. Neither the interests nor assets of Maddox Defense shall be conveyed by Seller to Buyer hereunder.

“Non-U.S. Plan” means each Benefit Plan or other plan or program or governmental plan or program for the benefit of the Company’s current or former officers, managers, members, employees, independent contractors or consultants or dependents thereof who perform services or who are employed outside of the United States or who are not citizens of the United States.

“Organizational Documents” means (a) in the case of a Person that is a corporation, its articles or certificate of incorporation and its by-laws, regulations or similar governing instruments required by the laws of its jurisdiction of formation or organization; (b) in the case of a Person that is a partnership, its articles or certificate of partnership, formation or association, and its partnership agreement (in each case, limited, limited liability, general or otherwise); (c) in the case of a Person that is a limited liability company, its articles or certificate of formation or organization, and its limited liability company agreement or operating agreement; and (d) in the case of a Person that is none of a corporation, partnership (limited, limited liability, general or otherwise), limited liability company or natural person, its governing instruments as required or contemplated by the laws of its jurisdiction of organization.

“Permits” means all permits, licenses, franchises, approvals, authorizations and consents required to be obtained from Governmental Authorities

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

“Qualified Benefit Plan” means each Benefit Plan that is intended to be tax qualified under Section 401(a) of the Code.

“Real Property” means the real property leased or subleased to the Company, together with all buildings, structures and facilities located thereon.

“Receivables” means accounts receivable of the Company arising from or related to the Company’s business.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient or indoor air, surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Taxes” or “Tax” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Seller’s Knowledge” or any other similar knowledge qualification, means the actual knowledge of those persons listed on Section 1.01(b) of the Company Disclosure Schedules, in each case after reasonably inquiry of such persons direct reports.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document required to be filed with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Treasury Regulations” means the U.S. Treasury Department regulations promulgated under the Code, as amended from time to time (including any successor regulations).

ARTICLE II
PURCHASE AND SALE

Section 2.01    Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing, the Seller shall sell to Buyer, and Buyer shall purchase from the Seller, the Membership Interests free and clear of all Encumbrances, other than restrictions on transfer arising under applicable state or federal securities Laws, for the consideration specified in Section 2.02.

Section 2.02    Purchase Price. Subject to the terms and conditions set forth herein, in consideration for delivery of the Membership Interests by the Seller, Buyer shall (a) issue to the Seller three million one hundred thousand (3,100,000) shares of Buyer’s common stock, par value $0.00001 per share (the “Buyer Common Stock” and such consideration, the “Stock Consideration”), at the Closing; provided, however, under no circumstances shall the aggregate number of shares of Buyer Common Stock to be issued as Stock Consideration under this Agreement exceed nineteen and ninety-nine hundredths percent (19.99%) of all issued and outstanding shares of Buyer Common Stock as of immediately prior to the Closing (the “Excess Share Cap”) and, in the event of any such excess, the Stock Consideration shall be reduced to the number of whole shares of Buyer Common Stock equal to or less than the Excess Share Cap; and (b) pay to Seller up to One Million Dollars ($1,000,000) (the “Earnout Consideration”), if any, in accordance with the provisions of Section 2.04. The aggregate consideration payable by Buyer pursuant to this Section 2.02 and, with respect to the Earnout Consideration, actually received by Seller is collectively referred to herein as the “Purchase Price.”

Section 2.03     Transactions to be Effected at the Closing.

 (a)         At or prior to the Closing, the Buyer shall deliver, or cause to be delivered, to the Seller:

(i)     the Stock Consideration, in book-entry form, free and clear of all Encumbrances, other than those arising under this Agreement or applicable securities laws, in the name of Seller (or its nominee or custodian), in accordance with its delivery instructions;

(ii)    a counterpart to the assignment of the Membership Interests to Buyer in the form of Exhibit A hereto (the “Assignment”), duly executed by Buyer; and

(iii)   all other agreements, documents, instruments or certificates required to be delivered by Buyer at or prior to the Closing pursuant to Section 6.03 of this Agreement.

 (b)         At or prior to the Closing, the Seller shall deliver to the Buyer:

(i)     a counterpart to the Assignment, duly executed by the Seller, together with the certificate or certificates, if any, representing the Membership Interests, duly endorsed for transfer; and

(ii)    all other agreements, documents, instruments or certificates required to be delivered by Seller at or prior to the Closing pursuant to Section 6.02 of this Agreement.

Section 2.04   Earnout.

 (a)     During the six (6) month period following the Closing Date (the “Earnout Period”), Seller shall be eligible to receive up to six (6) additional monthly payments (each, an “Earnout Payment”) in an aggregate amount of up to One Million Dollars ($1,000,000) in accordance with this Section 2.04.

 (b)     Within forty-eight (48) hours following the last day of each calendar month during the Earnout Period, Buyer will prepare and deliver to Seller a statement setting forth Buyer’s estimate of the aggregate amount of gross revenue received by the Company in respect of any Closing Receivable during such calendar month (each, a “Monthly Earnout Statement” and such aggregate amount of gross revenue received for each such month as set forth in the Monthly Earnout Statement, the “Monthly Collections”). Thereafter, upon forty-eight (48) hours’ prior written notice to Buyer, Buyer shall provide Seller and its advisors reasonable access to the books and records of the Company that are relevant to the preparation of such Monthly Earnout Statement during the normal business hours of the Company, solely for the purpose of identifying the accuracy of Company’s calculation of the Monthly Collections and the Earnout Payments as set forth therein; provided that Seller and its advisors shall not have access to any such books or records if the provision thereof would, in the good faith judgment of Buyer, (i) result in the loss of, or jeopardize, the attorney-client, attorney work product or any other similar legal privilege, (ii) result in a breach of the terms and conditions of any Contract to which Buyer or the Company is a party or otherwise bound, or (iii) violate applicable Law. Any such review by Seller and its advisors pursuant to this Section 2.04(b) shall be at Seller’s sole expense.

 (c)     If Seller has any objections to any Monthly Earnout Statement, Seller shall deliver to Buyer a written statement setting forth its objections thereto (an “Earnout Objections Statement”) with reasonable supporting detail as to any such disputed items. If an Earnout Objections Statement is not delivered to Buyer within ten (10) days after delivery of the Monthly Earnout Statement to Seller, such Monthly Earnout Statement shall be final, binding and non-appealable on the Parties and all other Persons. If an Earnout Objections Statement is timely delivered, Seller and Buyer shall negotiate in good faith to resolve any such objections set forth therein, but if they do not reach a final resolution within ten (10) days after the delivery of such Earnout Objections Statement, Seller and Buyer shall submit such dispute to an independent regionally recognized public accounting firm agreed upon by Seller and Buyer in writing (who shall not have any material relationship with Seller or Buyer or any of their respective Affiliates) (the “Accounting Firm”), provided that if Seller and Buyer cannot agree upon the Accounting Firm promptly following the end of the ten (10) day period after the delivery of an Earnout Objections Statement, either one of them may request that the New York City office of the American Arbitration Association (the “AAA”) select the Accounting Firm (who shall not have any material relationship with Seller or Buyer or any of their respective Affiliates). The Accounting Firm shall make a determination of any matters submitted to it pursuant to the terms hereof, and any such determination made by the Accounting Firm shall be final, conclusive and binding on all Parties and all other Persons. The Parties will cooperate with the Accounting Firm during the term of its engagement, including by providing or causing to be provided to the Accounting Firm such information or documentation as the Accounting Firm may reasonably request. If the Accounting Firm is engaged pursuant to the terms hereof, the Parties shall enter into a customary engagement letter with such Accounting Firm, and Seller, on the one hand, and Buyer, on the other hand, shall each agree to pay one-half of the fees and expenses of such Accounting Firm (and, if applicable, the AAA).

 (d)      No later than ten (10) days following the final and conclusive determination of the Monthly Collections for any calendar month during the Earnout Period, Buyer shall pay, or cause the Company to pay, to Seller by wire transfer of immediately available funds to an account designated by Seller an Earnout Payment in an amount equal to one hundred precent (100%) of such Monthly Collections; provided, however, the aggregate amount of all Earnout Payments payable by Buyer pursuant to this Section 2.04 shall not exceed One Million Dollars ($1,000,000).

 (e)       After the Closing Date, Buyer shall cause the Company to maintain books and records for the Company in a manner intended to enable Buyer to accurately determine the amount of the Monthly Collections and the corresponding Earnout Payments during the Earnout Period.

Section 2.05   Closing. Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated by this Agreement, including the purchase and sale of the Membership Interests contemplated hereby (the “Closing”) shall take place on the second (2nd) Business Days after the last of the conditions to Closing set forth in ARTICLE VI have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), remotely by exchange of documents and signatures (or their electronic counterparts), or on such other date or at such other place as the Seller and Buyer may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”). The Closing shall be deemed to have occurred as of 12:01 a.m., Central time, on the Closing Date.

Section 2.06   Withholding. Buyer and, after the Closing, the Company shall be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement such amounts as are required to be deducted and withheld under applicable Law. Assuming Seller delivers the certificate described in Section 6.02(e), Buyer acknowledges and agrees that no withholding is required as of the date hereof. To the extent that amounts are so withheld and paid over to the appropriate tax authority by the Buyer or the Company, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER AND THE COMPANY

Seller represents and warrants to the Buyer that the statements in this ARTICLE III are true and correct as of the date hereof, except as set forth in the correspondingly numbered sections and subsections of the Company Disclosure Schedules.

Section 3.01     Representations Related to Seller.

 (a)        The Seller has all necessary power and authority to enter into this Agreement, to carry out his obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity) (collectively, the “Enforceability Exceptions”).

 (b)        The Stock Consideration that Seller will receive hereunder is being acquired solely for his account and is not being acquired with a view to, or for resale in connection with, any distribution within the meaning of the Securities Act or any other applicable securities laws of any other jurisdiction (collectively, the “Securities Laws”) in violation of the Securities Laws, and Seller will not dispose of such Stock Consideration in contravention of any Securities Laws.

 (c)        Seller confirms that he is not relying on any communication (written or oral) of Buyer or any of its Affiliates as investment advice or as a recommendation to acquire the Stock Consideration. It is understood that information and explanations related to the terms and conditions of the Stock Consideration provided by Buyer or any of its Affiliates shall not be considered investment advice or a recommendation to acquire the Stock Consideration, and that neither Buyer nor any of its Affiliates is acting or has acted as an advisor to Seller in deciding to invest in Buyer. Seller acknowledges that neither Buyer nor any of its Affiliates has made any representation regarding the Stock Consideration for purposes of determining Seller’s authority to invest in Buyer, other than as set forth in this Agreement. Seller acknowledges and agrees that, except for the representations and warranties of Buyer contained in Article IV of this Agreement, none of Buyer or any of its Affiliates or Representatives nor any other Person makes any express or implied representation or warranty on behalf of Buyer or its Affiliates with respect to the transactions contemplated by this Agreement. Seller has not relied and is not relying on any statement, representation or warranty, oral or written, express or implied, made by Buyer or any of its Affiliates or Representatives, except as expressly set forth in Article IV, including with respect to the issuance and sale of the Stock Consideration.

 (d)        Seller has such knowledge, skill and experience in business, financial and investment matters that he is capable of evaluating the merits and risks of an investment in Buyer. Seller has made his own legal, tax, accounting and financial evaluation of the merits and risks of an investment in Buyer.

 (e)        Seller has had access to the legal, financial, tax and accounting information concerning Buyer and the Stock Consideration as he deems necessary to enable him to make an informed investment decision concerning the acquisition of the Stock Consideration.

 (f)       Seller has had an opportunity to ask questions and receive answers concerning Buyer and the Stock Consideration and has had full access to such other information concerning Buyer and the Stock Consideration as Seller has requested or which has been filed by Buyer with the SEC.

 (g)        Seller understands that the Stock Consideration that he is acquiring upon the consummation of this Agreement has not been registered under the Securities Laws.

 (h)       Seller understands that the issuance of the Stock Consideration is intended to be exempt from registration under the Securities Act by virtue of Section 4(a)(2) thereof and/or the provisions of Regulation D promulgated thereunder based, in part, upon the representations, warranties and agreements of Seller contained in this Agreement.

 (i)      Seller acknowledges that he has been furnished with true and complete copies of the following documents which Buyer has filed with the Securities and Exchange Commission (the “SEC”) pursuant to Sections 13(a), 14(a), 14(c) or 15(d) of the Exchange Act: (i) the Annual Report on Form 10-K for the year ended December 31, 2023; (ii) Buyer’s most recent Proxy Statement; and (iii) the information contained in any reports or documents filed by Buyer under Sections 13(a), 14(a), 14(c) or 15(d) of the Exchange Act since the filing with the SEC of the Form 10-K for the year ended December 31, 2023.

 (j)         Seller is an “accredited investor”, as defined in Rule 501 promulgated under the Securities Act.

 (k)        Seller acknowledges that neither the SEC nor any state securities commission has approved the Stock Consideration offered hereby or passed upon or endorsed the merits of the issuance of the Stock Consideration by Buyer. Seller acknowledges that an investment in Buyer is highly speculative and involves a risk of loss of the entire investment and no assurances can be given of any income or profit from such investment. SELLER HEREBY ACKNOWLEDGES AND CONFIRMS THAT SELLER HAS CAREFULLY CONSIDERED THE RISKS AND UNCERTAINTIES INVOLVED IN INVESTING IN THE STOCK CONSIDERATION BEFORE MAKING AN INVESTMENT DECISION TO ACQUIRE THE STOCK CONSIDERATION. Seller can bear the economic risk of losing his entire investment in Buyer without impairing his ability to provide for himself and/or his family in the same manner that Seller would have been able to provide prior to making an investment in Buyer.

 (l)        Seller acknowledges that neither Buyer nor any other Person offered to sell the Stock Consideration to Seller by means of any form of general solicitation or advertising, including: (i) any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or broadcast over television or radio or (ii) any seminar or meeting whose attendees were invited by any general solicitation or general advertising.

(m)       Seller understands that the Stock Consideration to be issued will be “restricted securities” as that term is defined in Rule 144 under the Securities Act and that the certificate(s), if any, representing the Stock Consideration will bear a restrictive legend thereon in substantially the form that appears below:

“THESE SHARES OF COMMON STOCK HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND THEY MAY NOT BE OFFERED, SOLD, PLEDGED, HYPOTHECATED, ASSIGNED OR TRANSFERRED EXCEPT (I) PURSUANT TO A REGISTRATION STATEMENT UNDER THE SECURITIES ACT WHICH HAS BECOME EFFECTIVE AND IS CURRENT WITH RESPECT TO THESE SECURITIES, OR (II) PURSUANT TO A SPECIFIC EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT, BUT ONLY UPON THE HOLDER HEREOF FIRST HAVING OBTAINED THE WRITTEN OPINION OF COUNSEL TO THE ISSUER, OR OTHER COUNSEL, REASONABLY ACCEPTABLE TO THE ISSUER, THAT THE PROPOSED DISPOSITION IS CONSISTENT WITH ALL APPLICABLE PROVISIONS OF THE SECURITIES ACT AS WELL AS ANY APPLICABLE “BLUE SKY” OR OTHER SIMILAR SECURITIES LAW.”

Section 3.02    Organization, Authority and Qualification of the Company. The Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the Commonwealth of Puerto Rico and has all necessary corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. The Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary. All actions taken by the Company in connection with this Agreement will be duly authorized on or prior to the Closing.

Section 3.03    Capitalization.

 (a)       Seller is the record owner of and has good and valid title to the Membership Interests, free and clear of all Encumbrances. The Membership Interests constitute all of the issued and outstanding Interests in the Company. The Membership Interests have been duly authorized and are validly issued, fully-paid and non-assessable. The Membership Interests were issued in compliance with applicable Laws. The Membership Interests were not issued in violation of the Organizational Documents of the Company or any other agreement, arrangement, or commitment to which Seller or the Company is a party and are not subject to or in violation of any preemptive or similar rights of any Person. Immediately prior to Closing, there existed no declared or accrued unpaid dividends or distributions with respect to any Interests in the Company in favor of Seller.

(b)       There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to any membership interests or other Interests in the Company or obligating Seller or the Company to issue or sell any membership interests (including the Membership Interests), or any other Interests in the Company. There are no outstanding or authorized equity appreciation, profit participation, phantom equity or similar equity-based rights with respect to the Company. Other than the Organizational Documents of the Company, there are no voting trusts, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Membership Interests.

Section 3.04    No Subsidiaries. The Company does not own, or have any capital stock or other equity, ownership or profit sharing interests in any other Person, or the right or obligation to acquire any capital stock or other equity, ownership or profit sharing interests in any other Person.

Section 3.05    No Conflicts; Consents. The execution, delivery and performance by Seller of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the Organizational Documents of the Company; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Seller or the Company; or (c) except as set forth in Section 3.05 of the Company Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which Seller or the Company is a party or by which Seller or the Company is bound or to which any of their respective properties and assets are subject (including any Material Contract) or any Permit affecting the properties, assets or business of the Company; or (d) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any properties or assets of the Company. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Seller or the Company in connection with the execution and delivery of this Agreement.

Section 3.06    Financial Statements. True and complete copies of the Company’s balance sheets, statements of operations or income, statements of changes and statements of members’ equity as of and for the fiscal years ended December 31, 2023, 2022 and 2021 (the “Financial Statements”), have been made available to Buyer. The Financial Statements have been prepared in accordance with the accrual method of accounting using consistent and sound accounting practices applied on a consistent basis throughout the periods involved and subject to the absence of footnotes. The Financial Statements are accurate and complete in all material respects, are based on the books and records of the Company, and fairly present, in all material respects, the financial condition and the results of operations of the Company as at the respective dates of and for the periods referred to in such Financial Statements. The balance sheet of the Company as of December 31, 2023, is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date.”

Section 3.07    Undisclosed Liabilities. The Company has no liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured, or otherwise, and there is no existing condition fact or set of circumstances that could reasonably be expected to result in any such liability, obligation or commitment, except (a) those which are adequately reflected or reserved against in the Balance Sheet, and (b) those which have been incurred in the ordinary course of business consistent with past practice since such date and which are not, individually or in the aggregate, material in amount.

Section 3.08    Absence of Certain Changes. Since the Balance Sheet Date, the business of the Company has been conducted in the ordinary course of business consistent with past practice and there has not been any event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.09     Material Contracts.

 (a)      Schedule 3.09 of the Company Disclosure Schedules sets forth the following Contracts (including all modifications, amendments, and supplements thereto) to which the Company is a party or by which it is, or any of its properties or assets are, bound (collectively, the “Material Contracts”):

(i)     each Contract with a customer providing for the purchase and sale of products;

(ii)    all Contracts that require the Company to purchase its total requirements of any product or service from a third party or that contain "take or pay" provisions;

(iii)   all Contracts that provide for the indemnification by the Company of any Person or the assumption of any Tax, environmental or other liability of any Person;

(iv)   all Contracts that relate to the acquisition or disposition of any business, a material amount of equity or assets of any other Person or any real property (whether by merger, sale of stock or other equity interests, sale of assets or otherwise);

(v)    all broker, distributor, dealer, manufacturer's representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts;

(vi)   all employment agreements and Contracts with independent contractors or consultants (or similar arrangements);

(vii)  all Contracts relating to indebtedness for borrowed money;

(viii) all Contracts with any Governmental Authority;

(ix)   all Contracts that limit or purport to limit the ability of the Company to compete in any line of business or with any Person or in any geographic area or during any period of time;

(x)    any Contracts that provide for any joint venture, partnership or similar arrangement by the Company; and

(xi)   all Contracts between or among the Company on the one hand and Seller or any Affiliate of Seller (other than the Company) on the other hand.

 (b)       Each Material Contract is in full force and effect and is a valid and binding agreement enforceable against the Company and, to the Seller's Knowledge, the other parties or parties thereto, in accordance with its terms. None of the Company or, to Seller’s Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute a breach or an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder.

Section 3.10    Title to Assets; Real Property.

 (a)        The Company does not own any real property and is not a party to any Contract to purchase any real property or interest therein.

 (b)      The Company has good and valid title to, or a valid leasehold interest in, all Real Property and tangible personal property and other assets reflected in the Financial Statements or acquired after the Balance Sheet Date, other than properties and assets sold or otherwise disposed of in the ordinary course of business since such date. All such properties and assets, including leasehold interests, of the Company are free and clear of Encumbrances except for Permitted Encumbrances (as defined below). With respect to Real Property leased to or by the Company, Seller has delivered or made available to Buyer true, complete and correct copies of any leases or subleases affecting the Real Property. The use and operation of the Real Property in the conduct of the Company’s business do not violate in any material respect any Law, covenant, condition, restriction, easement, license, Permit or Contract. No material improvements constituting a part of the Real Property encroach on real property owned or leased by a Person other than the Company. There are no Actions pending nor, to the Seller’s Knowledge, threatened against or affecting the Real Property or any portion thereof or interest therein in the nature or in lieu of condemnation or eminent domain proceedings. For purposes of this Section 3.10, “Permitted Encumbrances” means:

(i)      liens for Taxes not yet due and payable or being contested in good faith by appropriate procedures;

(ii)     mechanics, carriers’, workmen’s, repairmen’s, or other like liens arising or incurred in the ordinary course of business;

(iii)    easements, rights of way, zoning ordinances, and other similar encumbrances affecting Real Property; or

(iv)    other than with respect to owned Real Property, liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business.

 (c)        Section 3.10(b) of the Company Disclosure Schedules lists: (i) the street address of each parcel of Real Property, and (ii) all leases and subleases for each parcel of Real Property, including the identification of the lessee and lessor thereunder.

 (d)        All items of tangible personal property of the Company are in good operating condition and repair (ordinary wear and tear excepted), and are adequate for the uses to which they are being put, and none of such items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost.

Section 3.11    Intellectual Property.

 (a)      Section 3.11(a) of the Company Disclosure Schedules contains a correct, current and complete list of all patents, patent applications, trademark registrations and pending applications for registration, copyright registrations and pending applications for registration and internet domain name registrations used or held for use in the Company’s business as currently conducted (the “Company IP Registrations”).

 (b)    The Company is the sole and exclusive legal and beneficial owner of all right, title and interest in and to the Company Intellectual Property, free and clear of Encumbrances other than Permitted Encumbrances and has the valid and enforceable right to use all other Intellectual Property used or held for use in or necessary for the conduct of the Company’s business as currently conducted. The Company has entered into binding, valid and enforceable, written Contracts with each current and former employee and independent contractor who is or was involved in or has contributed to the invention, creation or development of any Intellectual Property during the course of employment or engagement with the Company whereby such employee or independent contractor (i) acknowledges the Company’s exclusive ownership of all Intellectual Property invented, created or developed by such employee or independent contractor within the scope of his or her employment or engagement with the Company; and (ii) grants to the Company an irrevocable assignment of any ownership interest such employee or independent contractor may have in or to such Intellectual Property.

 (c)    All of the Company Intellectual Property is valid and enforceable, and all Company IP Registrations are subsisting and in full force and effect. The Company has taken all reasonable and necessary steps to maintain and enforce the Company Intellectual Property and to preserve the confidentiality of all trade secrets included in the Company Intellectual Property.

 (d)    Except as would not have a Company Material Adverse Effect: (i) the conduct of the Company’s business as currently conducted does not infringe, misappropriate or otherwise violate the Intellectual Property of any Person; and (ii) to the Seller’s Knowledge, no Person is infringing, misappropriating or otherwise violating any Company Intellectual Property. This Section 3.11(d) constitutes the sole representation and warranty of Seller under this Agreement with respect to any actual or alleged infringement, misappropriation or other violation of Intellectual Property.

Section 3.12    Insurance. Section 3.12 of the Company Disclosure Schedules sets forth a list, as of the date hereof, of all material insurance policies maintained by the Company or with respect to which the Company is a named insured or otherwise the beneficiary of coverage (collectively, the “Insurance Policies”), and true and complete copies of the Insurance Policies have been made available to Buyer. Neither the Seller nor any of its Affiliates (including the Company) has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of the Insurance Policies. All premiums due on the Insurance Policies have either been paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of each Insurance Policy. None of Seller or any of its Affiliates (including the Company) is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any Insurance Policy.

Section 3.13     Legal Proceedings; Governmental Orders.

 (a)        There are no Actions pending or, to Seller’s Knowledge, threatened against or by the Company affecting any of its properties or assets (or by or against Seller or any Affiliate thereof and relating to the Company).

 (b)        There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Company or any of its properties or assets.

Section 3.14     Compliance With Laws; Permits.

 (a)        The Company has conducted its business in all material respects in compliance with applicable Laws, and has not at any time from and after January 1, 2021, received notice of any material violation or alleged material violation of any such Law.

 (b)        All Permits required for the Company to conduct its business have been obtained by it and are valid and in full force and effect.

Section 3.15     Employment Matters.

 (a)       The Company has provided to Buyer a true and complete list of all individuals who are employees, independent contractors or consultants of the Company as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, including, with respect to each such individual: (i) name; (ii) title or position (including whether full-time or part-time); (iii) hire or retention date; (iv) current annual base compensation rate or contract fee; and (v) commission, bonus or other incentive-based compensation.

 (b)      The Company is not a party to, or bound by, any collective bargaining agreement or other Contract with a union, works council or labor organization, and there is not, and has not been since January 1, 2021, any union, works council or labor organization representing or purporting to represent any employee of the Company, and, to Seller's Knowledge, no union, works council, labor organization or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining. There has not been, nor, to Seller’s Knowledge, has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor activity or dispute affecting the Company or any of its employees.

 (c)       The Company is and has been in compliance in all material respects with all applicable Laws pertaining to employment and employment practices to the extent they relate to employees, consultants and independent contractors of the Company. All individuals characterized and treated by the Company as independent contractors or consultants are properly treated as independent contractors under all applicable Laws. Except as would not have a Company Material Adverse Effect, there are no Actions against the Company pending, or to the Seller’s Knowledge, threatened to be brought or filed, by or with any Governmental Authority in connection with the employment or termination of employment of any current or former employee of the Company, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay or any other employment related matter arising under applicable Laws. The Company has complied in all material respects with the WARN Act, and it has no plans to undertake any action in the future that would trigger the WARN Act.

Section 3.16    Employee Benefit Matters.

 (a)       Section 3.16(a) of the Company Disclosure Schedules contains a true and complete list of each pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity or other equity, change in control, retention, severance, vacation, paid time off (PTO), medical, vision, dental, disability, welfare, Code Section 125 cafeteria, fringe benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is or has been maintained, sponsored, contributed to, or required to be contributed to by the Company for the benefit of any current or former employee, officer, manager, retiree, independent contractor or consultant of the Company or any spouse or dependent of such individual, or under which the Company or any of its ERISA Affiliates has or may have any liability, obligation or commitment, or with respect to which Buyer or any of its Affiliates would reasonably be expected to have any liability, obligation or commitment, contingent or otherwise (as listed on Section 3.16(a) of the Company Disclosure Schedules, each, a “Benefit Plan”).

 (b)      With respect to each Benefit Plan, the Company has provided Buyer with true and complete copies of, where applicable, (i) the plan document (including written summaries of all Benefit Plans that are not in writing), (ii) for the most recent year, the Form 5500 and attached schedules, audited financial statements, actuarial valuations and any response to an auditor’s request for information, (iii) the most recent summary plan description and all subsequent summaries of material modifications, (iv) for each Qualified Benefit Plan, the most recent IRS determination or opinion letter, and the three most recent nondiscrimination, coverage and other compliance tests performed under the Code, and (v) all related trust agreements, insurance policies or other funding instruments and all custodial, administrative, recordkeeping, investment management and other service agreements. The Company has never sponsored, maintained, contributed to, or has been required to sponsor, maintain, participate in or contribute to, any Non-U.S. Plan.

 (c)      Neither the Company nor any ERISA Affiliate has ever maintained, sponsored, contributed to, or had any obligation to contribute to, or had any obligation or liability under or with respect to any (i) “defined benefit plan” (as defined in Section 3(35) of ERISA) or any other plan subject to the funding requirements of Section 412 or 430 of the Code or Section 302 or Title IV of ERISA, (ii) “multiemployer plan” (as defined in Section 3(37) of ERISA), (iii) multiple employer plan (as described in section 413(c) of Code or Section 210 of ERISA), (iv) plan, program, agreement or arrangement that provides for post-retirement or post-termination medical, life insurance or other similar benefits (other than health continuation coverage required by COBRA for which the covered individual pays the full cost of coverage), (v) “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), or (vi) “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code. Neither the Company nor any ERISA Affiliate has any current or potential liability under Title IV of ERISA. With respect to each Benefit Plan, there has been (i) no non-exempt “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code) that could reasonably be expected to result in any material Company liability and (ii) no breach of fiduciary duty (as determined under ERISA) or any other failure to act or comply in connection with the administration or investment of the assets of such Benefit Plan. No fact or circumstance exists with respect to any Benefit Plan that could reasonably be expected to subject the Company or, with respect to any period on or after the Closing, Buyer or any of its Affiliates, to a civil action or penalty under Section 502 of ERISA or to any tax or penalty under Sections 4972-4980H of the Code.

 (d)     Neither the execution of any of this Agreement nor any of the transactions contemplated hereby could (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former officer, manager, member, partner, employee, independent contractor or consultant of the Company to severance pay or any other payment or benefit (whether in cash, property or the vesting of property); (ii) accelerate the time of payment, funding, or vesting, or increase the amount of compensation due to any current or former officer, manager, member, partners, employee, independent contractor or consultant of the Company, (iii) result in funding or the forfeiture of compensation or benefits due to, or result in the forgiveness of indebtedness of any current or former officer, manager, member, partner, employee, independent contractor or consultant of the Company, (iv) limit or restrict the right of the Company or any successor to merge, amend or terminate any Benefit Plan, or (v) increase any liability or the amount payable or result in any other material obligation under an Benefit Plan or otherwise for any current or former officer, manager, member, employee, independent contractor or consultant of the Company.

Section 3.17     Taxes.

 (a)         Except as may be set forth in Section 3.17 of the Company Disclosure Schedules:

(i)       The Company has filed (taking into account any valid extensions) all material Tax Returns required to be filed by the Company. Such Tax Returns are true, complete and correct in all material respects. The Company is not currently the beneficiary of any extension of time within which to file any material Tax Return other than extensions of time to file Tax Returns obtained in the ordinary course of business. All Taxes due and owing by the Company have been paid or accrued.

(ii)     The Company has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, member or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

(iii)     No claim has been made by any taxing authority in any jurisdiction where the Company does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.

(iv)     No extensions or waivers of statutes of limitations have been given or requested with respect to any material Taxes of the Company.

(v)      All deficiencies asserted, or assessments made, against the Company as a result of any examinations by any taxing authority have been fully paid.

(vi)     There are no pending or threatened Actions, suits, claims, investigations or other legal proceedings by any taxing authority against the Company.

(vii)    The Company is not a party to, or bound by, any Tax indemnity, Tax sharing or Tax allocation agreement.

(viii)   Seller is not a "foreign person" as that term is used in Treasury Regulations Section 1.1445-2. The Company is not, nor has it been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period in Section 897(c)(1)(a) of the Code.

Section 3.18    Related Party Transactions. Except as set forth on Schedule 3.18 of the Company Disclosure Schedules, there are no Contracts or other arrangements involving the Company in which Seller, its Affiliates, or any of their respective members, managers, directors, officers, or employees is a party, has a financial interest, or otherwise owns or leases any material asset, property, or right which is used by the Company.

Section 3.19    Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller.

Section 3.20    CARES Act Compliance.

 (a)       Section 3.20(a) of the Company Disclosure Schedules sets forth all loans that the Company has received through the Paycheck Protection Program under the CARES Act (“PPP Loan”). The Company was eligible for its respective PPP Loan at the time of application, and truthfully and accurately completed the application for such PPP Loan. The Company correctly determined the maximum loan amount that it was eligible for under the CARES Act, and the loan documents represent such applied for amount.

 (b)       The Company has made available for inspection by Buyer and its Representatives true, correct, and complete copies of all documentation related to the PPP Loans, including, but not limited to, the original loan application, the loan documents from the lender, documentation of eligibility and economic need, and all other documentation as specified in the PPP Loan Forgiveness Application.

 (c)        To the extent that the consummation of these transactions would result in an event of default under the PPP Loan documents, the Company has obtained all necessary waivers, approvals and consents.

 (d)      The Company has used the PPP Loans solely in accordance with all Laws governing such receipt and use, as the same may be modified from time to time by the applicable Governmental Authority or further legislation, as applicable. In the event of a modification of the regulation that provided clarity and an opportunity to cure, the Company has taken all such opportunities to cure any defect in its compliance.

 (e)      The Company has (i) used all of the proceeds of the PPP Loans exclusively for CARES forgivable uses in the manner required under the CARES Act to obtain forgiveness of the largest possible amount of the PPP Loan, which as of the Closing Date requires that the Company use not less than 60% of the PPP Loan proceeds for CARES payroll costs, and (ii) take all commercially reasonable steps to have the PPP Loan forgiven pursuant to the CARES Act and use commercially reasonable efforts to conduct their business in a manner that maximizes the amount of the PPP Loan that is forgiven.

 (f)       Section 3.20(f) of the Company Disclosure Schedules sets forth all other funds received by the Company pursuant to the CARES Act, including provider relief funds and any other COVID-19 relief funds, loans or grants issued by a Governmental Authority. The Company (i) has met the qualifications to receive such funds; (ii) has truthfully and accurately submitted any attestations or applications required for receipt of such funds; (iii) is in compliance with all terms and conditions required in order to receive such funds; (iv) otherwise meets all requirements and qualifications in order to receive, use and retain such funds; and (v) has made available for inspection by Buyer and its Representatives true, correct, and complete copies of all documentation related to such funds.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER

Except as set forth in correspondingly numbered sections and subsections of the Buyer Disclosure Schedules, Buyer represents and warrants to Seller that the statements contained in this ARTICLE IV are true and correct as of the date hereof.

Section 4.01    Organization and Authority of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the state of Delaware. Buyer has all necessary corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by Buyer of this Agreement, the performance by Buyer of its obligations hereunder and the consummation by Buyer of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller) this Agreement constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to the Enforceability Exceptions.

Section 4.02    No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not: (a) result in a violation or breach of any provision of the certificate of incorporation or by-laws of Buyer; (b) result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) except as set forth in Section 4.02 of the Buyer Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any agreement to which Buyer is a party, except in the cases of clauses (b) and (c), where the violation, breach, or failure to give notice or obtain consent would not have a Buyer Material Adverse Effect. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, except as may be required under the applicable requirements of the Exchange Act, the HSR Act, the rules and regulations of Nasdaq, and state securities Laws and except where the failure to make or obtain such consents, approvals, Permits, Governmental Orders, declarations, filings, or notices would not have a Buyer Material Adverse Effect.

Section 4.03    Capital Stock. The authorized capital stock of the Buyer consists of: (i) 350,000,000 shares of Buyer Common Stock; and (ii) 5,000,000 shares of preferred stock. As of October 25, 2024, there were 16,622,010 shares of Buyer Common Stock issued and outstanding. All of the outstanding shares of Buyer Common Stock have been duly authorized and are validly issued, fully paid, and non-assessable.

Section 4.04    Litigation. There are no Actions pending, or, to the Buyer’s actual knowledge, threatened at law or in equity, or before any Governmental Authority, that are could prohibit or restrain the ability of Buyer to enter into this Agreement or consummate the transactions contemplated hereby.

Section 4.05    Investment Purpose. Buyer is acquiring the Membership Interests solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Buyer acknowledges that the Membership Interests are not registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws, and that the Membership Interests may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable.

Section 4.06    Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.

ARTICLE V
COVENANTS

Section 5.01    Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement, set forth on Section 5.01 of the Company Disclosure Schedules, or previously consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), Seller shall, and shall cause the Company to: (a) use commercially reasonable efforts to conduct the Company’s business in the ordinary course of business consistent with past practice; and (b) use commercially reasonable efforts to maintain and preserve intact the current organization, business and franchise of the Company and to preserve its rights, franchises, goodwill and relationships with its employees, customers, lenders, suppliers, regulators and others having business relationships with the Company. Without limiting the foregoing, from the date hereof until the Closing Date, except as otherwise provided in this Agreement, set forth in Section 5.01 of the Company Disclosure Schedules, or previously consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall, and Seller shall cause the Company to:

 (a)        preserve and maintain all of its Permits;

 (b)        pay its debts, Taxes and other obligations when due;

 (c)        maintain the properties and assets owned, operated or used by the Company in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;

 (d)       continue in full force and effect without modification all Insurance Policies, except as required by applicable Law;

 (e)        defend and protect its properties and assets from infringement or usurpation;

 (f)        perform all of its obligations under all Contracts relating to or affecting its properties, assets or business;

 (g)        maintain its books and records in accordance with past practice;

 (h)        comply in all material respects with all applicable Laws; and

 (i)        not take or permit any action that would cause any of the changes, events or conditions described in Section 3.08 to occur.

Section 5.02    Access to Information. From the date hereof until the Closing, Seller shall, and shall cause the Company to: (a) afford Buyer and its Representatives full access to and the right to inspect all of the Real Property, properties, assets, premises, books and records, Contracts, and other documents and data related to the Company; (b) furnish Buyer and its Representatives with such financial, operating and other data and information related to the Company as Buyer or any of its Representatives may reasonably request; and (c) instruct the Representatives of Seller and the Company to cooperate with Buyer in its investigation of the Company; provided, however, that any such investigation shall be conducted during normal business hours upon reasonable advance notice to Seller. No investigation by Buyer or other information received by Buyer shall operate as a waiver or otherwise affect any representation, warranty, or agreement given or made by Seller in this Agreement. Notwithstanding anything to the contrary in this Agreement, materials provided to Buyer or its Representatives may be redacted as necessary to protect legal privilege or confidentiality. Prior to the Closing, without the prior written consent of Seller (which consent shall not be unreasonably withheld, conditioned or delayed), Buyer shall not contact any suppliers to, or customers of, the Company.

Section 5.03    Confidentiality. From and after the Closing, Seller shall, and shall cause its Affiliates to, hold, and shall use its reasonable best efforts to cause its or their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the Company, except to the extent that Seller can show that such information is generally available to and known by the public through no fault of Seller, any of its Affiliates or their respective Representatives. If Seller or any of its Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, Seller shall promptly notify Buyer in writing and shall disclose only that portion of such information which Seller is advised by its counsel in writing is legally required to be disclosed, provided that Seller shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

Section 5.04    Governmental Approvals and Other Third-Party Consents.

 (a)        Each Party shall, as promptly as possible, use its reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement. Each of Buyer, on the one hand, and Seller and the Company, on the other hand, shall cooperate fully with the other Party or Parties and its or their Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The Parties shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals. If any consent, approval, or authorization necessary to preserve any right or benefit under any Contract to which the Company is a party is not obtained prior to the Closing, Seller shall, subsequent to the Closing, cooperate with Buyer and the Company in attempting to obtain such consent, approval or authorization as promptly thereafter as practicable. If such consent, approval or authorization cannot be obtained, Seller shall use its reasonable best efforts to provide the Company with the rights and benefits of the affected Contract for the term thereof, and, if Seller provides such rights and benefits, the Company shall assume all obligations and burdens thereunder.

 (b)       All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of Buyer, on the one hand, or Seller and the Company, on the other hand, before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between Seller or the Company with Governmental Authorities in the ordinary course of business, any disclosure which is not permitted by Law or any disclosure containing confidential information) shall be disclosed to the other Party or Parties, as applicable, in advance of any filing, submission or attendance, it being the intent that the Parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments and proposals. Buyer, on the one hand, or Seller and the Company, on the other hand, shall give notice to the other Party or Parties, as applicable, with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other Party or Parties with a reasonable opportunity to attend and participate in such meeting, discussion, appearance or contact.

 (c)       Seller and the Company shall use their reasonable best efforts to give all notices to, and obtain all consents from, all Persons that are described in Section 3.05 of the Company Disclosure Schedules;.

Section 5.05    Books and Records.

 (a)        In order to facilitate the resolution of any claims made against or incurred by Seller prior to the Closing, or for any other reasonable purpose, for a period of three (3) years after the Closing, Buyer shall:

(i)    retain the books and records (including personnel files) of the Company relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of the Company; and

(ii)    upon reasonable notice, afford the Seller reasonable access (including the right to make, at Seller’s expense, photocopies), during normal business hours, to such books and records.

 (b)        In order to facilitate the resolution of any claims made by or against or incurred by Buyer or the Company after the Closing, or for any other reasonable purpose, for a period of three (3) years following the Closing, Seller shall:

(i)    retain the books and records (including personnel files) of Seller which relate to the Company and its operations for periods prior to the Closing; and

(ii)    upon reasonable notice, afford the Representatives of Buyer or the Company reasonable access (including the right to make, at Buyer’s expense, photocopies), during normal business hours, to such books and records.

 (c)        Neither Buyer nor Seller shall be obligated to provide the other Party with access to any books or records (including personnel files) pursuant to this Section 5.05 where such access would violate any Law.

Section 5.06    Closing Conditions. From the date hereof until the Closing, each Party shall, and Seller shall cause the Company to, use reasonable best efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in ARTICLE VI hereof.

Section 5.07    Public Announcements. The Parties agree that none of the Company, Seller or any Affiliates or Representatives of the foregoing may issue or make any press release or other public announcement, including in any trade journal or other publication or any announcement to any of the Company’s customers, vendors or employees or, prior to any public announcement of the Agreement by Buyer. Notwithstanding the foregoing, the Company shall be permitted to disclose the terms and provisions of this Agreement to its existing investors, lenders, members, managers, and officers, provided such Persons are subject to contractual obligations of confidentiality, and Seller shall be permitted to disclose the terms and provisions of this Agreement to his tax, financial and other advisors who are subject to professional or contractual obligations of confidentiality. The Parties further agree that Buyer may, in its sole discretion, issue or make any press release or other public announcement (including in any trade journal, other publication or securities filing) of or related to this Agreement or the transactions contemplated hereby; provided that prior to disbursement of any initial press release or other initial public announcement, Buyer shall provide Seller and the Company an opportunity to review and comment on such press release or other public announcement, as the case may be and Buyer shall consider any comments in good faith. Without limiting the foregoing, Buyer shall be permitted to submit a Nasdaq Listing of Additional Shares Notification in respect of the Stock Consideration and any other notice or information as may be required by applicable Nasdaq rules.

Section 5.08    Further Assurances. Following the Closing, each of the Parties shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances, and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

Section 5.09    Tax Matters.

 (a)      Without the prior written consent of Buyer, Seller shall not (and, prior to the Closing, the Seller shall cause the Company, its Affiliates and their respective Representatives not to), to the extent it may affect, or relate to, the Company, make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Buyer or the Company in respect of any Post-Closing Tax Period. Seller agrees that Buyer is to have no liability for any Tax resulting from any action of Seller, the Company, its Affiliates or any of their respective Representatives prohibited by this Section 5.09(a), and agrees to indemnify and hold harmless Buyer (and, after the Closing Date, the Company) against any such Tax or reduction of any Tax asset.

 (b)    Seller shall terminate or cause to be terminated, any and all existing Tax sharing agreements (whether written or not) binding upon the Company as of the Closing Date. After Closing none of the Company, Seller nor any of Seller's Affiliates and their respective Representatives shall have any further rights or Liabilities thereunder.

 (c)     Seller and Buyer shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return of the Company after the Closing for any Pre-Closing Tax Period or in connection with any audit or other proceeding in respect of Taxes of the Company. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by Tax authorities. Each of Seller and Buyer shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by the other Party in writing of such extensions for the respective Tax periods. Prior to transferring, destroying or discarding any Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for any taxable period beginning before the Closing Date, Seller or Buyer (as the case may be) shall provide the other Party with reasonable written notice and offer the other Party the opportunity to take custody of such materials.

 (d)      Notwithstanding anything in this Agreement to the contrary, the provisions of Section 3.17 and this Section 5.09 shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus sixty (60) days.

ARTICLE VI
CONDITIONS TO CLOSING; POST-CLOSING MATTERS

Section 6.01    Conditions to Obligations of All Parties. The obligations of each Party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

 (a)       No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

 (b)     Seller shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 3.05 of the Company Disclosure Schedules and Buyer shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 4.02 of the Buyer Disclosure Schedules, in each case, in form and substance reasonably satisfactory to Buyer and Seller, and no such consent, authorization, order and approval shall have been revoked.

Section 6.02    Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:

 (a)       The representations and warranties of Seller contained in (i) Section 3.03(a) shall be true and correct in all respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date), (ii) Sections 3.01, 3.02, 3.03(b), 3.04, 3.05, and 3.19 shall be true and correct in all material respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date), and (iii) in all other Sections of ARTICLE III shall be true and correct in all respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date), except where the failure of such representations and warranties to be true and correct would not have a Company Material Adverse Effect.

 (b)       Seller shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

 (c)       all approvals, consents and waivers that are listed on Section 3.05 of the Company Disclosure Schedules shall have been received, and executed counterparts thereof shall have been delivered to Buyer at or prior to the Closing, in form and substance reasonably satisfactory to Buyer;

 (d)      from the date of this Agreement, there shall not have occurred any Company Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Company Material Adverse Effect;

 (e)      The Seller shall have delivered to Buyer a duly executed FIRPTA certificate pursuant to Treasury Regulations Section 1.1445-2(b) that Seller is not a foreign person within the meaning of Section 1445 of the Code.

 (f)      Seller shall have duly executed and delivered, or caused to be delivered, the Assignment to Buyer.

 (g)      Buyer shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Seller, that each of the conditions set forth in Sections 6.02(a), 6.02(b) and 6.02(d) have been satisfied.

 (h)     Buyer shall have received a certificate of the secretary or an assistant secretary (or equivalent officer) of the Seller certifying that attached thereto are true and complete copies of all resolutions adopted by such Seller authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby.

(i)       Buyer shall have received duly executed resignations of the managers and officers of the Company to be effective as of the Closing.

(j)       Buyer shall have received a certificate of the secretary or an assistant secretary (or equivalent officer) of the Seller certifying the names and signatures of the officers of such Seller authorized to sign this Agreement and the other documents to be delivered hereunder.

(k)      Seller shall have delivered to Buyer a good standing certificate (or its equivalent) for the Company from the secretary of state or similar Governmental Authority of the jurisdiction under the Laws in which the Company is organized.

Section 6.03  Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Seller’s waiver, at or prior to the Closing, of each of the following conditions:

 (a)    The representations and warranties of Buyer contained in ARTICLE IV shall be true and correct in all respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date), except where the failure of such representations and warranties to be true and correct would not have a Buyer Material Adverse Effect on Buyer’s ability to consummate the transactions contemplated hereby.

 (b)     Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

 (c)     Seller shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 6.03(a) and Section 6.03(b) have been satisfied.

 (d)    Seller shall have received a certificate of the secretary or an assistant secretary (or equivalent officer) of Buyer certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby.

 (e)     Seller shall have received a certificate of the secretary or an assistant secretary (or equivalent officer) of Buyer certifying the names and signatures of the officers of Buyer authorized to sign this Agreement and the other documents to be delivered hereunder.

ARTICLE VII
INDEMNIFICATION; LIMITATIONS OF LIABILITY

Section 7.01    Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is two (2) years from the Closing Date; provided that the representations and warranties in Sections 3.01, 3.02, 3.03, 3.04, 3.05, 3.09, 3.19, 4.01, 4.02 and 4.06 (the “Fundamental Representations”) shall survive indefinitely. None of the covenants or other agreements contained in this Agreement shall survive the Closing Date other than those which by their terms contemplate performance after the Closing Date, and each such surviving covenant and agreement shall survive the Closing for the period contemplated by its terms. Notwithstanding the foregoing, any claims asserted in writing by notice from the non-breaching Party to the breaching Party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of such survival period and such claims shall survive until finally resolved.

Section 7.02    Indemnification By Seller. Subject to the other terms and conditions of this ARTICLE VII, from and after Closing, Seller shall indemnify and defend each of Buyer and its Affiliates (including the Company) and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, any Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

 (a)        any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement; or

 (b)        any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement.

Section 7.03    Indemnification By Buyer. Subject to the other terms and conditions of this ARTICLE VII, from and after Closing, Buyer shall indemnify and defend each of Seller and its Affiliates and their respective Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, any Seller Indemnitees based upon, arising out of, with respect to or by reason of:

  (a)       any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement; or

  (b)       any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement.

Section 7.04    Certain Limitations. The Party making a claim under this ARTICLE VII is referred to as the “Indemnified Party”, and the Party against whom such claims are asserted under this ARTICLE VII is referred to as the “Indemnifying Party”. The indemnification provided for in Section 7.02 and Section 7.03 shall be subject to the following limitations:

 (a)      The Indemnifying Party shall not be liable to the Indemnified Party for indemnification under Section 7.02(a) or Section 7.03(a), as the case may be, until the aggregate amount of all Losses in respect of indemnification under Section 7.02(a) or Section 7.03(a) exceeds $80,000 (the “Deductible”), in which event the Indemnifying Party shall only be required to pay or be liable for Losses in excess of the Deductible.

 (b)       The aggregate amount of all Losses for which an Indemnifying Party shall be liable pursuant to Section 7.02(a) or Section 7.03(a) as the case may be, shall not exceed $600,000 except that any Loss arising from fraud shall be uncapped.

 (c)       Notwithstanding the foregoing, the limitations set forth in Sections 7.04(a) and (b) shall not apply to Losses based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any Fundamental Representations.

 (d)      Payments by an Indemnifying Party pursuant to Section 7.02 or Section 7.03 in respect of any Loss shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds actually received by the Indemnified Party in respect of any such claim.

 (e)      Payments by an Indemnifying Party pursuant to Section 7.02 or Section 7.03 in respect of any Loss shall be reduced by an amount equal to any Tax benefit actually realized as a result of such Loss by the Indemnified Party.

Section 7.05   Indemnification Procedures.

 (a)      If any Indemnified Party receives notice of the assertion or commencement of any Act made or brought by any Person who is not a Buyer Indemnitee or a Seller Indemnitee (a “Third-Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party demonstrates that the Indemnifying Party's ability to defend or resolve such Third-Party Claim is materially and adversely affected thereby. Such notice by the Indemnified Party shall describe the Third-Party Claim in reasonable detail (based on the information then available to the Indemnified Party) and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third-Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is Seller, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third-Party Claim that (i) is asserted directly by or on behalf of a Person that is a supplier or customer of the Company, or (ii) seeks an injunction or other equitable relief against the Indemnified Party. In the event that the Indemnifying Party assumes the defense of any Third-Party Claim, subject to Section 7.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third-Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third-Party Claim or fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, the Indemnified Party may, subject to Section 7.05(b), pay, compromise, defend such Third-Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third-Party Claim. Seller and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim, including making records relating to such Third-Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third-Party Claim.

(b)     Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third-Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed), except as provided in this Section 7.05(b). If a firm offer is made to settle a Third-Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third-Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third-Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third-Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third-Party Claim, the Indemnifying Party may settle the Third-Party Claim upon the terms set forth in such firm offer to settle such Third-Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 7.05(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).

(c)     Any Action by an Indemnified Party on account of a Loss which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party demonstrates that the Indemnifying Party's ability to defend or resolve such Direct Claim is materially and adversely affected thereby. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail (based on the information then available to the Indemnified Party) and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party (the “Claimed Amount”). The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim in which the Indemnifying Party shall (i) agree that the Indemnified Party is entitled to receive all of the Claimed Amount (in which case such response shall be accompanied by a payment by the Indemnifying Party of the Claimed Amount), (ii) agree that the Indemnified Party is entitled to receive part, but not all, of the Claimed Amount (the “Agreed Amount”) (in which case such response shall be accompanied by payment by the Indemnifying Party of the Agreed Amount), or (iii) in good faith dispute that the Indemnified Party is entitled to receive any of the Claimed Amount. If the Indemnifying Party timely disputes the payment of all or part of the Claimed Amount, then the Indemnifying Party and the Indemnified Party may assert all rights available to such Party hereunder. If the Indemnifying Party does not so respond within such 30-day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

Section 7.06    Payments. Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this ARTICLE VII, the Indemnifying Party shall satisfy its obligations within ten (10) Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds. Subject to the applicable limitations in Section 7.04, Buyer is expressly authorized to withhold and set-off an amount of cash equal to any Losses for which any Buyer Indemnitee is finally determined to be entitled to indemnification under this ARTICLE VII against any Earnout Payment payable pursuant to Section 2.04, without duplication. Any amounts withheld and set-off shall be deemed to be in satisfaction of Seller’s obligations under Section 7.02 for purposes of this Agreement and shall reduce the applicable thresholds set forth in Section 7.04 accordingly.

Section 7.07    Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 7.08   Exclusive Remedies. Subject to Section 9.12, the Parties acknowledge and agree that from and after Closing their sole and exclusive remedy with respect to any and all claims (other than claims arising from Fraud or any Losses arising from a willful breach of any Fundamental Representations) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this ARTICLE VII. In furtherance of the foregoing, except with respect to Section 9.12 or any Losses arising from a willful breach of any Fundamental Representations, each Party hereby waives, from and after Closing, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other Parties and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this ARTICLE VII. Nothing in this Section 7.08 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled pursuant to Section 9.12 or to seek any remedy on account of Fraud or any Losses arising from a willful breach of any Fundamental Representations by any Party.

ARTICLE VIII
TERMINATION; POST-CLOSING TERMINATION

Section 8.01     Termination. This Agreement may be terminated at any time prior to the Closing:

 (a)         by the mutual written consent of Seller and Buyer;

 (b)         by Buyer by written notice to Seller if:

(i)    Buyer is not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Seller pursuant to this Agreement that would give rise to the failure of any of the conditions specified in ARTICLE VI and such breach, inaccuracy or failure has not been cured by Seller within thirty (30) days of Seller's receipt of written notice of such breach from Buyer; or

(ii)    any of the conditions set forth in Section 6.01 or Section 6.02 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by the Drop Dead Date, unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

 (c)         by Seller by written notice to Buyer if:

(i)    Seller is not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in ARTICLE VI and such breach, inaccuracy or failure has not been cured by Buyer within thirty (30) days of Buyer’s receipt of written notice of such breach from Seller; or

(ii)    any of the conditions set forth in Section 6.01 or Section 6.03 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by the Drop Dead Date, unless such failure shall be due to the failure of Seller to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

 (d)         by Buyer or Seller in the event that:

(i)    there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited; or

(ii)    any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.

Section 8.02     Effect of Termination. In the event of the termination of this Agreement in accordance with this Article, this Agreement shall forthwith become void and there shall be no liability on the part of any Party except:

 (a)         that the obligations set forth in this ARTICLE VIII and Section 5.07 and ARTICLE IX shall survive termination; and

 (b)         that nothing herein shall relieve any Party from liability for any Fraud or intentional breach of any provision hereof.

ARTICLE IX
MISCELLANEOUS

Section 9.01    Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 9.02    Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 9.02):

If to Seller:	295 Palmas Inn Way, STE 9, Humacao, Puerto Rico, 00791, USA E-mail: Jason.Maddox@maddoxdefense.com Attention: Jason Maddox, CEO

If to Buyer:	Envirotech Vehicles, Inc. 1425 Ohlendorf Road Osceola, AR 72370 Attention: Phillip Oldridge, CEO E-mail: Phillip.o@evtvusa.com

with a copy to:	K&L Gates, LLP 1 Park Plaza Twelfth Floor Irvine, California 92614 Attention: Michael A. Hedge E-mail: michael.hedge@klgates.com

Section 9.03     Interpretation. For purposes of this Agreement: (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation;” (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto,” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Company Disclosure Schedules, Buyer Disclosure Schedules and Exhibits mean the Articles and Sections of, and Company Disclosure Schedules, Buyer Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting an instrument or causing any instrument to be drafted. The Company Disclosure Schedules, Buyer Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 9.04   Disclosure Schedules. All section headings in the Company Disclosure Schedules or Buyer Disclosure Schedules correspond to the sections of this Agreement, but information provided in any section of the Company Disclosure Schedules or the Buyer Disclosure Schedules shall constitute disclosure for purposes of each other section of ARTICLE III with respect to the Company Disclosure Schedules or ARTICLE IV with respect to the Buyer Disclosure Schedules to the extent the applicability of such disclosure to such other section (without reference to any other materials) is reasonably apparent on the face of such disclosure. Unless the context otherwise requires, all capitalized terms used in the Disclosure Schedules shall have the respective meanings assigned to such terms in this Agreement. Certain information set forth in the Disclosure Schedules is included solely for informational purposes, and may not be required to be disclosed pursuant to this Agreement. No disclosure in the Disclosure Schedules relating to any possible breach or violation of any agreement or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. No disclosure in the Disclosure Schedules shall be deemed to create any rights in any third party.

Section 9.05     Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 9.06    Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 9.07   Entire Agreement. This Agreement, including the Company Disclosure Schedules, the Buyer Disclosure Schedules and any Exhibits hereto and all other agreements, documents, instruments or certificates delivered or required to be delivered by any Party pursuant to this Agreement, constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein, and supersede all prior and contemporaneous representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter, including without limitation the Term Sheet by and between the Buyer and Seller dated on or about February 2, 2024.

Section 9.08    Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign its rights or obligations hereunder without the prior written consent of the other Parties, which consent shall not be unreasonably withheld, conditioned or delayed. No assignment shall relieve the assigning Party of any of its obligations hereunder.

Section 9.09    Third-Party Beneficiaries. Except as provided in ARTICLE VII, this Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 9.10    Amendment and Modification; Waiver. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each Party. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power, or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

Section 9.11    Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

 (a)     This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).

 (b)      ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE TEXAS IN EACH CASE LOCATED IN THE CITY OF HOUSTON AND COUNTY OF HARRIS, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

 (c)      EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11(c).

Section 9.12   Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to seek specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 9.13   Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their duly authorized officers or representatives.

COMPANY:

MADDOX INDUSTRIES, LLC,
a Puerto Rico limited liability company

By:	/s/ Jason Maddox
Name: Jason Maddox
Title: Managing Member

BUYER:

ENVIROTECH VEHICLES, INC.,
a Delaware corporation

By:	/s/ Phillip W. Oldridge
Name: Phillip W. Oldridge
Title: CEO

SELLER:

/s/ Jason Maddox
JASON MADDOX